SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE
NEW YORK 10036-6522

(212) 735-3000
Fax: (212) 735-2000
http://www.skadden.com

FIRM/AFFILIATE OFFICES

BOSTON
CHICAGO
HOUSTON
LOS ANGELES
PALO ALTO
SAN FRANCISCO
WASHINGTON, D.C.
WILMINGTON

BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MOSCOW
MUNICH
PARIS
SINGAPORE
SYDNEY
TOKYO
TORONTO

DIRECT DIAL
212-735-2775

EMAIL ADDRESS
ZEV.wexler@SKADDEN.COM

May 17, 2011

VIA EDGAR
Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

RE: The Gabelli Convertible And Income Securities Fund Inc.on Form N-2

Ladies and Gentlemen:

Electronically transmitted herewith for filing on behalf of The Gabelli Convertible And Income Securities Fund Inc. (the "Fund") is the Fund's Registration Statement on Form N-2 (the "Registration Statement") under the Securities Act of 1933, as amended, and the Investment Company Act of 1940.

If you have any questions or comments or require any additional information in connection with the Registration Statement, please telephone me at (212) 735-2775.

Sincerely,

/s/ Zev Wexler
Zev Wexler